Exhibit 10.03

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

AGREEMENT FOR PROVISION OF SERVICES FOR SENDING SMS MESSAGES ENTERED INTO BY OI MÓVEL AND THE CONTRACTING PARTY

ZENVIA MOBILE SERVIÇOS DIGITAIS SA, headquartered in Porto Alegre / RS, at Avenida Dr. Nilo Peçanha, nº 2.900, 14º andar, bairro Chácara das Pedras, CEP 91.330-001, registered under the CNPJ No. 14.096.190 / 0001-05, hereby represented in the form of its articles of incorporation, hereinafter referred to simply as CONTRACTING PARTY; and

OI MÓVEL SA undergoing judicial recovery, headquartered in Setor Comercial Norte, quadra 03, Bloco A, Ed. Estação Telefônica – Térreo – Parte 2, Brasília, registered under the CNPJ No. 05.423.963 / 0001-11, hereby represented in the form of its Bylaws, by its legal representatives, hereinafter referred to simply as PROVIDER or CONTRACTOR.

When referred to together, hereinafter referred to as “Parties” and, separately, “Party”;

CONSIDERING THAT:

(i)	The PROVIDER holds the Authorization granted by the Granting Authority, for the Provision of the Personal Mobile Service (“PMS”) digital technology, Band D, in the Authorization Areas in Regions I, II and III, and is the owner of equipment and systems (hereinafter called “SYSTEM”) which makes it possible, as regulated by ANATEL (National Telecommunications Agency), to send and receive short text messages in accordance with the Short Message Service standard ("SMS Messages");

(ii)	The CONTRACTING PARTY is interested in sending SMS messages to the PROVIDER' s subscribers with information and content produced and / or licensed by the CONTRACTING PARTY;

Decide to enter into this Agreement for the Provision of Services for Sending SMS Messages ("Agreement"), subject to the following clauses and conditions:

FIRST CLAUSE – DEFINITIONS

1.1. Without prejudice to the other definitions stipulated by the parties to this Agreement, the following words and expressions will have the following meanings, when used in this Agreement:

1.1.1 “User(s)” or “Subscribers”: individual(s) who make use of the Personal Mobile Service provided by the PROVIDER;

1.1.2 “SMS messages”: short text messages according to the Short Message Service standard;

1.1.3 “SYSTEM”: the equipment and systems owned by the PROVIDER, which makes it possible to send and receive short text messages.

SECOND CLAUSE - DOCUMENTS OF THE AGREEMENT

2.1 The following Annexes, duly initialed by the Parties, are part of this Agreement, as if they were transcribed, whose full content they declare to know:

2.1.1 ANNEX A - Term of use for the [*****].

2.1.2 ANNEX B - Fees for the use of the [*****]service.

2.1.3 ANNEX C - Term of use of the [*****]

2.1.4 ANNEX D - Term of Use of the [*****]

2.1.5 ANNEX E - List of [*****]

2.2 In compliance with the provisions of Clause 2.3, all the ANNEXES to the Agreement are intended to be correlative and complementary. The Agreement, its clauses and the ANNEXES to the Agreement shall be interpreted as a whole.

2.3 In the event of any conflict or ambiguity of meaning between the terms of this Agreement and the ANNEXES to the Agreement, the terms and meaning established in the Agreement shall always prevail.

Clause Three - THE OBJECT

3.1. Under this Agreement, the PROVIDER shall provide the CONTRACTING PARTY, without exclusivity, with the service of sending SMS Messages to its Users, previously agreed between the Parties, containing only information and content produced or licensed by the CONTRACTING PARTY, under the conditions provided for in the terms of use described in ANNEX A.

3.2. The Parties agree that the PROVIDER's User whose personal mobile device is turned off at the time of sending, outside the coverage area or outside the PROVIDER's authorization area will not be able to access SMS Messages. These messages will be available to the User in stand by only for a period of up to [*****] after being sent by the PROVIDER, in which case, if not received by the PROVIDER's User within this period, they will not be forwarded again.

3.3. The PROVIDER’s schedule for sending SMS messages will have full priority over the communications that the CONTRACTING PARTY intends to send, without any right to contest or claim, including financial and commercial aspects.

CLAUSE FOUR - OBLIGATIONS OF THE CONTRACTING PARTY

4.1. The CONTRACTING PARTY's obligations, among others provided for in this Agreement, are:

4.1.1. Prepare the content of SMS messages to be sent by the PROVIDER to its Users, only with information and / or content produced or licensed by the CONTRACTING PARTY, under the conditions set forth in ANNEX A.

4.1.2. Transmit to the PROVIDER, through a secure communication channel, the electronic parameters with the content of the SMS messages,containing the mobile code number and the national telephone code of the User (s) that will receive it.

4.1.3. Format the parameters mentioned above based on criteria defined by the PROVIDER.

4.1.4. Take full responsibility for the content of the SMS messages sent to the PROVIDER's Users, provided they have been perfectly and fully transmitted by the PROVIDER.

4.1.5. The CONTRACTING PARTY is now aware and agrees that data not formatted or formatted in disagreement with the criteria defined by the PROVIDER will make it impossible to send SMS messages to the PROVIDER's Users.

4.1.6. Provide Users with information on the SMS Message sending service now contracted, mainly with regard to the amount, frequency and nature of the SMS Messages to be transmitted, obtaining their respective consents for receiving the SMS Messages, as provided in the ANNEX A.

4.1.6.1 The body of the SMS message must contain the explicit identification of the client company of the CONTRACTING PARTY responsible for sending the SMS.

4.1.7. Pay the PROVIDER the amounts agreed in this Agreement.

4.1.8. Do not create or forward any INFORMATION that (I) violates public order and good customs or represents a violation of any legal or regulatory provisions; (II) promote, in any form, racism against minority groups, or any form of political or religious fanaticism, discriminating against groups of people or ethnicities; (III) violates the rights of third parties, including, but not limited to, intellectual property rights, and / or the creation and sending of unfounded messages ("hoax"); (IV) has advertising or commercial content, albeit for information purposes only, related to services provided by companies that compete with the PROVIDER.

4.1.9. The CONTRACTING PARTY is fully responsible for damages and / or losses caused due to the improper use of the SMS message sending service.

4.1.10. The CONTRACTING PARTY will always be solely responsible for the accuracy, validity and correctness of the Information and Content developed by it or third parties and supplied to the PROVIDER, including, but not limited to, copyright and industrial property. The Parties agree that any doubts or complaints arising from this information and / or content will be the sole and exclusive responsibility of the CONTRACTING PARTY, which shall also reimburse the PROVIDER of any amount that the latter may be compelled to pay, judicially or extra judicially, subject to the provisions of Clause Six of this Agreement.

4.1.11. Communicate the PROVIDER, in writing, for prior approval and within 30 (thirty) days in advance, any preventive or scheduled change in the mode of transmission and / or update schedule of the information to be sent to the Subscribers.

4.1.12. Carry out, together with the PROVIDER, all the necessary tests for the perfect sending of SMS messages.

CLAUSE FIVE - PROVIDER'S OBLIGATIONS

5.1. The obligations of the PROVIDER, among others provided for in this Agreement, are:

5.1.1. Forward to the Users indicated by the CONTRACTING PARTY the SMS Messages previously agreed between the Parties;

5.1.2. Send the Users indicated by the CONTRACTING PARTY the SMS Messages within the timeframe and under the conditions determined in this Agreement.

5.1.3 Carry out, together with the CONTRACTING PARTY, all the necessary tests for the perfect sending of SMS messages.

5.1.4. Observe the quality standards usually required for services of the same nature as those now hired;

5.1.5. Provide the CONTRACTING PARTY with all the information it deems necessary for the perfect development of the Agreement now signed.

5.1.6. Present to the CONTRACTING PARTY, upon signing this Agreement, the necessary criteria for formatting the parameters mentioned in item 4.1.3 above.

5.1.7 Communicate to the CONTRACTING PARTY, in advance of 30 (thirty) days, any changes regarding the formatting of the parameters provided for in this Agreement.

CLAUSE SIX - RESPONSIBILITIES OF THE PARTIES

6.1. The PROVIDER, in any case, will not be responsible before the Users and / or third parties, for the information contained in the SMS Messages sent pursuant to this Agreement.

6.1.1 If the PROVIDER is notified, summoned, served or sentenced, at the administrative and / or judicial level, due to the information contained in the SMS Messages sent, or the lack of authorization to forward the messages to the Subscribers or due to the CONTRACTING PARTY non-compliance with the provisions of this Agreement, the CONTRACTING PARTY will be obliged to accept its complaint to the dispute and to request its admission as a party to the deed whatever the jurisdiction in which it is being sued, and shall reimburse the PROVIDER, regardless of the outcome of the judicial or administrative proceedings, the amount of hours spent by their lawyers and agents, in addition to the judicial and administrative expenses and costs incurred. The reimbursement agreed here shall be based on the remuneration of the PROVIDER's lawyers and agents.

6.2. The PROVIDER will not be responsible for delivering SMS Messages to its Users, if: (i) the respective lines are not activated; (ii) the personal mobile devices are not connected and within the PROVIDER's service area within the 24 (twenty four) hour period in which automatic retries for sending SMS messages will be carried out;

6.3. The Parties shall agree on the maximum amount of SMS messages to be sent in a certain period of time and within a certain time.

6.4. In the event of messages being transmitted by the CONTRACTING PARTY above the agreed number, the PROVIDER will send a written notification to the CONTRACTING PARTY demanding the immediate adequacy of the amount of messages transmitted, and not being responsible for sending such SMS messages.

CLAUSE SEVEN - BRANDS AND ADVERTISING

7.1. The use, under any pretext, of advertising involving brands and respective logos owned by the Parties will depend on the prior and express agreement of the respective owner, including with regard to the production of advertising material.

7.1.1. The advertising materials referred to above must be submitted in writing for prior approval by the other Party.

7.1.2. The CONTRACTING PARTY is hereby authorized to use the PROVIDER's logo available in this Agreement, exclusively, at the electronic address http://www.zenvia.com, within the specific place intended for the insertion of the logos of the companies with which it has partnerships. Any change in the referred email address, including the insertion of new texts or links, must be communicated to the PROVIDER for approval.

7.1.2.1. The CONTRACTING PARTY is forbidden to insert any text about the PROVIDER in said electronic address, which does not have the exclusive purpose of identifying it as its partner, as well as making any changes to the PROVIDER logo;

7.1.2.2. The use of the logo of the PROVIDER, by the CONTRACTING PARTY, in disagreement with the purpose and conditions provided for in Clauses 7.1.1. and 7.1.2. above, the CONTRACTING PARTY, regardless of any notification, will be subject to the payment to the PROVIDER of a non-compensatory fine in the amount of [*****] per day, until the infraction is corrected, without prejudice to the indemnity due for the damages and losses caused to the PROVIDER.

7.1.2.3. The authorization to use the logo referred to in this Clause may be terminated at any time, unilaterally and at the discretion of the PROVIDER, even for its mere convenience;

7.1.2.4. The authorization now granted is in connection with this Agreement, so that, without prejudice to the provisions of item 7.1.2.2 above, it will be automatically terminated, in any event of termination of this Agreement.

7.1.2.5. In any case of termination of the authorization now granted, the CONTRACTING PARTY must remove on the same date the logo of the PROVIDER from its electronic address, under penalty of paying a non-compensatory fine in the amount of [*****] per day of delay in the fulfillment of this obligation, without prejudice to the adoption of the appropriate legal measures by the PROVIDER, in order to ensure the interruption of the use of its logo by the CONTRACTING PARTY and to be compensated for any damages caused.

7.1.2.6 This authorization does not empower the CONTRACTING PARTY to assume or create any obligation, express or implied, on behalf of the PROVIDER, nor to represent it as an agent, employee, representative or in any other function; as well as, under no circumstances, creates a partnership or commercial representation relationship between the Parties, each being entirely responsible for its acts and obligations.

7.2. The CONTRACTING PARTY recognizes that the PROVIDER is the sole and exclusive owner of the logo and the intangible benefits associated with it and agrees that it will not, either during or after the term of this contract, compete or dispute the title or rights of the PROVIDER.

7.3 Each Party shall be solely and exclusively responsible, at no cost or liability to the other Party, for obtaining the licenses relating to the intellectual and / or industrial property of third parties used for the performance of its respective obligations and rights in this Agreement.

CLAUSE EIGHT - PRICE AND PAYMENT METHOD

8.1. For the provision of the service now contracted, the CONTRACTING PARTY shall pay to the PROVIDER, for each SMS Message delivered to its Subscribers, the amounts described in Annex B of this Agreement.

8.2 All prices of the Service described in Annex B of the Agreement will be adjusted every 12 (twelve) months or less, provided that there is no legal impediment, counting from the date of signing this Agreement, limited to the variation of the General Price Index - Internal Availability (IGPDI) of Fundação Getúlio Vargas or another reference index that will replace it.

8.3 Payment of the Service price must be made to the PROVIDER by the due date indicated in the respective Debit receipt / Invoices (DR / I), which will be issued and sent to the CONTRACTING PARTY up to 10 (ten) days before this date, together with a report containing the number of SMS messages sent to Users.

8.4 Any objections to the figures presented in the DR /I must be communicated and justified by the CONTRACTING PARTY, in writing, or through an electronic system made available to the CONTRACTING PARTY by the PROVIDER, within 2 (two) business days before the respective due date.

8.4.1 In the event of any dispute, the CONTRACTING PARTY will pay the undisputed amount of the DR / I presented by the PROVIDER, deducting the amount related to the dispute.

8.4.1.1. The PROVIDER will have a maximum period of 60 (sixty) days, counted from the presentation of the objection, to carry out the necessary investigations and communicate to the CONTRACTING PARTY the result with the due justifications. If the PROVIDER does not respond within this period, the objection presented by the CONTRACTING PARTY will be considered valid.

8.4.1.2. In case the objection is considered unfounded by the PROVIDER, the CONTRACTING PARTY will pay in the following DR /I the amount equivalent to the disputed amount, plus a fine of [*****], [*****] default interest per month and monetary correction by the IGP-DI of the Getúlio Vargas Foundation, or by another index that may replace it.

8.4.1.3. For all disputes considered valid, the value of which has not been previously deducted by the CONTRACTING PARTY in the payment of the DR / I, the latter will be given, when the next DR / I is issued, a credit equivalent to the amount disputed, plus a fine of [*****], [*****] default interest per month and monetary correction by the IGP-DI of the Getúlio Vargas Foundation, or by another index that may replace it.

8.5 If the CONTRACTING PARTY, every 6 (six) months, presents more than 2 (two) disputes considered unfounded, the PROVIDER may charge the CONTRACTING PARTY the percentage corresponding to [*****] on the amount of the dispute presented, as reimbursement for cost determination.

8.6 Failure to pay the DR / I, on the date of their respective maturities, will subject the CONTRACTING PARTY, regardless of notice, to the following penalties:

8.6.1 Application of a [*****] late payment penalty on the amount of the DR / I in arrears, due only once, the day after the due date, without prejudice to the full amount of the DR / I.

8.6.2 Payment of default interest on the overdue amount, of [*****] per month, pro rata die, due from the day after the due date until the date of the effective settlement of the debt.

8.6.3 Monetary update of the overdue amount calculated by the variation of the General Price Index - Internal Availability (IGPDI), or any other official index that will replace it, due from the day after the maturity until the date of the effective settlement of the debt.

8.6.4 Suspension of the provision of the service object of the default after 30 (thirty) days of maturity, without prejudice to the contractual charges. The service will be reestablished upon the payment of the full amount of the debt, plus the respective penalties established in the previous items.

8.6.4.1 The CONTRACTING PARTY shall notify the PROVIDER of the suspension of the service referred to in item 8.6.4 above at least 15 (fifteen) days in advance of the date of the effective suspension.

8.7. The CONTRACTING PARTY will calculate and store monthly, concurrently with the PROVIDER, the amount of SMS messages transmitted to the Users through the SYSTEM, for checking the amounts informed by the PROVIDER in the report provided for in item 8.3 above.

8.8. The prices set forth in Annex B are gross, and all applicable taxes are already included in them.

8.8.1. In the event of a change in the legislation in force, including the creation of new levies, or changes in the rules of incidence (be it the change in the calculation basis or rates), which imply changes in the tax charges of the services now contracted, respective prices will be automatically increased to reflect the said change in legislation. The payments made by the CONTRACTING PARTY to the PROVIDER will be made without any retention, except those required by law, under the responsibility of the CONTRACTING PARTY.

CLAUSE NINE - VALIDITY

9.1 This Agreement will enter into force on the date of its signature and will remain in effect until 12/31/2020, being automatically renewed, for consecutive 12-months periods, unless otherwise notified by any of the Parties, in writing, up to 30 (thirty) days before the end of the respective contractual term.

9.2 This Agreement may be terminated at any time by the parties, if:

9.2.1 Termination by the CONTRACTING PARTY, the CONTRACTING PARTY must notify the PROVIDER, in writing, at least 60 (sixty) days in advance, including the application of the provisions of item 10.3 below.

9.2.2 Termination by the PROVIDER, the latter must notify the CONTRACTING PARTY with at least 60 (sixty) days in advance.

CLAUSE TEN - TERMINATION

10.1 This Agreement may be terminated in its entirety by written notification to the other Party in the following cases:

10.1.1 By mutual dissolution, resulting from an agreement between the Parties, or by the imposition of legal or regulatory provisions.

10.1.2 Declaration of bankruptcy or liquidation by either Party.

10.1.3 CONTRACTING PARTY's default for a period of more than 60 (sixty) days, counting from the due date of the DR / I regarding the outstanding amount, except for amounts that are in invoice dispute.

10.1.4 Determination of suspension or interruption, by the competent authorities, of the provision of the service now contracted;

10.1.5 Fortuitous event or force majeure, which have been properly proven, which prevents the performance of the Agreement. When only partial execution of the contract is possible, the PROVIDER may decide between partial compliance and termination of the Agreement.

10.1.6 Loss or extinction by the PROVIDER of the Authorization granted by the Granting Authority for the provision of the PMS, pursuant to the current regulations.

10.1.7 the CONTRACTING PARTY performs acts in the use of the service object of this Agreement that, at the sole discretion of the PROVIDER, imply damage to the PROVIDER's reputation.

10.1.8 In the event the CONTRACTING PARTY fails to comply with the conditions set out in Annex A of this Agreement for 3 (three) consecutive days, counted from the date of the first non-compliance event.

10.2. This Agreement may also be terminated by either Party for contractual default of the obligations herein contracted, attributable to the other Party, which is not remedied within 60 (sixty) days from the receipt of the notification of the respective contractual default, except as provided in item 10.1.8 above.

10.3 The termination of the Agreement by the CONTRACTING PARTY or if it gives rise, by default, to the termination of the Agreement before the end of the contracted term, it will subject to the payment of a compensatory fine, as follows:

[*****]

10.4. The termination of this Agreement will not exempt the CONTRACTING PARTY from the payment of the amounts due to the PROVIDER for the services actually provided until the date of termination.

10.5. In case the agreement is terminated for any reason, the PROVIDER will submit to the CONTRACTING PARTY, a complete report of the services performed from the date of the last cut prior to the termination date, up to the date of the effective termination.

CLAUSE ELEVEN- SUB-CONTRACTING, ASSIGNMENT OR TRANSFER OF CONTRACT

11.1. Neither Party may assign and, in any way, transfer, in whole or in part, this Agreement, or any rights arising therefrom, without the written consent of the other Party, except in cases of transfer resulting from corporate restructuring and other forms of merger, spinoff or incorporation of the Parties.

11.2. The eventual assignment or partial or total transfer of this Agreement or any rights and obligations arising therefrom, shall not exempt the assigning Party from any of its responsibilities or obligations arising from this Agreement.

CLAUSE TWELVE- CONFIDENTIALITY

12.1. Because of the access they had and will have to the other Party's Confidential Information, the Parties mutually undertake to:

a)	Not allow access to Confidential Information of the other Party to third parties other than their managers, employees, representatives, agents or consultants, and to such other parties only to the extent necessary to enable the object, purpose of this Agreement;

b)	Do not use any of the Confidential Information, except for the purposes set out in this Agreement and / or other agreements entered into between the Parties; maintain the highest possible confidentiality in relation to the Confidential Information received, also strictly ensuring, that there is no circulation of copies, emails, faxes or other forms of private or public communication of the Confidential Information, in addition to what is strictly necessary for compliance with this Agreement.

12.2. The Parties acknowledge that the following events, provided for in the clause 12.1, do not constitute an infringement of this Agreement if:

a)	Information becomes available to the general public by means not resulting from its disclosure by the Parties or their respective shareholders/members, controlled companies, controlling companies of their respective shareholders/members, representatives, employees or consultants;

b)	Disclosure is required by a governmental authority, under penalty of non-performance or any other penalty. In such cases, the material to be disclosed shall be subject to all applicable governmental or judicial protection, and the Party which is obliged to disclose such information shall notify the other Party prior to its disclosure;

c)	Disclosure is previously approved in writing by the other Party.

12.3 The Parties shall instruct all those to whom they provide access to the Confidential Information of the other Party on the obligation of confidentiality and non-disclosure assumed herein.

12.4. The Parties will continue to be obliged to maintain the strictest confidentiality in relation to Confidential or privileged Information, obtained by virtue of the execution of this Agreement, for a period of 3 (three) years as from its termination and any eventual extensions.

12.5. The violation of the duties established in this item or the non-compliance with the confidentiality duties established in this Agreement, will subject the offending Party to reimburse the Party harmed for all losses incurred by such violation. This obligation of indemnity shall be limited exclusively to the direct damages duly proven that such harmed Party may suffer due to non-compliance with the confidentiality duties agreed herein.

CLAUSE THIRTEEN - COMMUNICATION BETWEEN THE PARTIES

13.1. All notifications, reports and other communications related to this Agreement must be made in writing and sent in person, or sent through postal services, in attention to those responsible for the Agreement, with proof of receipt, being considered received on the date of delivery to the recipient.

13.2. In order to expedite the above communication, the Parties will accept documents sent by email, from the date of receipt of the email, to calculate the timeframe established in this Agreement. However, each of the Parties must subsequently send the original signed documents within 5 (five) working days of their initial submission.

13.3 The Parties hereby indicate the persons responsible for the Agreement and their respective addresses for notifications and delivery of correspondence, which shall be the liaison between the Parties:

For the CONTRACTING PARTY: [*****]

Address: [Avenida Paulista 2.300 18° andar, CEP: 01310-300 - São Paulo / SP]

For the OPERATOR: [*****]

Address: [Rua Arquiteto Olavo Redig de Campos, nº 105 - Cond. EZ Towers - Tower A - 18° andar. - Vila São Francisco (South Zone) - CEP: 04.711-904]

13.3.1. Contract Managers may, at their discretion, delegate some of their responsibilities to other agents. This delegation must be notified, in writing, at least 3 (three) working days in advance, to the person responsible for the Agreement of the other Party.

13.3.2. Each Party, through its legal representatives, may, upon written notice to the other Party, designate new addresses and new persons responsible for the Agreement to replace those designated in item 13.3 above.

CLAUSE FOURTEEN - GENERAL CONDITIONS

14.1. Any and all changes to this Agreement must be made in writing, by means of the respective Addendum duly signed between the Parties, which will become an integral part of this Agreement.

14.2. Neither Party will be liable for indirect losses and damages, lost profits or commercial failures of the other Party, nor will it indemnify losses claimed by its customers, subscribers or users, as a result of failures in its operation, provided that it did not occur with the intention of harm the other Party.

14.3. The invalidity or ineffectiveness of any of the provisions of this Agreement will not imply the invalidity or ineffectiveness of the others. Whenever possible, the provisions considered invalid or ineffective should be rewritten, by means of an Addendum, in order to reflect the real and original intention of the Parties, in accordance with the applicable legislation.

14.4. The terms and conditions of this Agreement oblige the contracting parties and their respective successors in any capacity.

14.5. This Agreement is not exclusive.

14.6. The failure or tolerance of the Parties in claiming faithful compliance with the terms and conditions of this Agreement and its amendments or in the exercise of the prerogatives arising therefrom, shall not constitute novation or waiver, nor shall it affect the right of the Party to exercise them at any time.

14.7. This Agreement does not create any corporate, associative, representation, agency, consortium or similar link between the Parties, each bearing its respective obligations under the terms of the legal system in force.

14.8. None of the terms of this Agreement shall be construed as a means of forming a company, a "joint venture", a partnership or commercial representation relationship between the Parties, nor an employment relationship between the employees, agents, contractors and / or subcontractors of the CONTRACTING PARTY and the PROVIDER, each being solely, fully and exclusively responsible for its acts and obligations.

14.9 The Parties will not be liable for noncompliance with any obligations assumed in this Agreement in the event of Force Majeure or by Act of God that falls under article 393 of the Brazilian Civil Code. The allegation of unforeseeable circumstances or force majeure will only be admitted if informed and duly justified and proven to the other Party within a maximum of 72 (seventy-two) hours after the occurrence of the act or fact.

14.10 The signing parties below declare under the penalties of civil and criminal law that they have all the necessary authorizations to represent the contracting Parties and sign this Agreement on their behalf.

14.11 The provisions and obligations set out in this Agreement include specific execution under the Civil Procedure Code.

14.12 When processing personal data, the Parties are obliged to fully comply with the legislation in force on data protection, above all, but not exclusively, Law 13.709 / 2018 and the European General Data Protection Regulation (EU GDPR), this when applicable, each responding, to the extent of their guilt, for possible penalties and convictions.

CLAUSE FIFTEEN- ANTI-CORRUPTION DECLARATIONS AND GUARANTEES

15.1 Each Party hereby declares that it is aware of, knows and understands the terms of Brazilian anti-corruption laws or any other applicable provisions on the subject matter of this Agreement, in particular the Foreign Corrupt Practices Act, - Act, 15 USC §§ 78dd-1 et seq. - ("FCPA") of the United States of America ("Anti-Corruption Laws"), and undertakes to refrain from any activity that violates the provisions of these Anti-Corruption Laws.

15.2 Each Party, for itself and its directors, officers, employees and agents, as well as the partners who act on its behalf, undertakes to conduct its business practices, during the performance of this Agreement, in an ethical manner and in accordance with the applicable legal precepts. In the performance of this Agreement, neither Party, nor any of its directors, employees, agents or partners acting on its behalf, shall give, offer, pay, promise to pay, or authorize payment of, directly or indirectly, any money or any object of value, to any governmental authority, consultants, representatives, partners, or any third party, for the purpose of influencing an act or decision of the agent or government, or to assure any undue advantage, or direct business to, any person, thus violating the Anti-Corruption Laws ("Prohibited Payment"). A Prohibited payment does not cover the payment of reasonable and bona fide expenses, such as, for example, travel and accommodation expenses, which are directly related to the promotion, explanation, demonstration of products or services, or execution of a contract with a government or its agencies, provided payment is permitted by applicable law.

15.3 Each Party that, at present, does not have a Code of Ethics and Conduct of its own, hereby declares for itself and for its directors, officers, employees, agents, owners and any partners acting on its behalf or engaged in the day-to-day of its operations, that it is fully aware of and agrees with the terms of the Oi Code of Ethics, which becomes an integral part of this Agreement and will not be involved in any act or omission in the fulfillment of the responsibilities established in the Oi Code of Ethics.

15.4 In the case of third parties hired by OI or any of its affiliates, the Third Party Code of Conduct, available at http://ri.oi.com.br/conteudo_en.asp?idioma=0&conta=28&tipo=43314 , shall become an integral part of this Agreement.

15.5 For the purposes of this Clause, each Party hereby declares that:

(a) it does not violate, has not violated, and will not violate any of the Anti-Corruption Laws;

(b) has already implemented or is under the obligation to implement during the term of this Agreement, a program of compliance and training reasonably effective in preventing and detecting violations of the Anti-Corruption Laws and the requirements established in this Clause;

(c) is aware that any activity that violates the Anti-Corruption Laws is prohibited and understands the possible consequences of such violation.

15.6 Any proven noncompliance with the Anti-Corruption Laws by the infringing Party, in any of its aspects, may give rise to immediate termination of this Agreement, regardless of notification, subject to the penalties provided in this Agreement.

CLAUSE SIXTEEN- JURISDICTION

16.1 The Parties elect, by mutual agreement, the District Court of the City of Rio de Janeiro, as competent to settle any doubts arising from this Agreement, with express waiver of any other, present or future, however privileged it may be.

IN WITNESS WHEREOF the Parties sign this instrument in two (2) counterparts of equal content and form, for a single legal effect, in the presence of the two (2) undersigned witnesses.

São Paulo, November 14, 2019.

By Oi Móvel SA undergoing judicial recovery

/s/ Fernando de Sá e Silva	/s/ Ideval Munhoz
Name: Fernando de Sá e Silva	Name: Ideval Munhoz
Position: Pre-sale	Position: Corporate Executive Director

By the CONTRACTING PARTY

/s/ Fábio Matias de Souza	/s/ Renato Friedrich
Name: Fábio Matias de Souza	Name: Renato Friedrich
Position: VP of Sales	Position: CFO

WITNESSES:

1.	/s/ Michele Acco Barp

Name: Michele Acco Barp